Exhibit 10.1

Fifth Amendment to
OTC Equity Prepaid Forward Transaction

THIS OTC EQUITY PREPAID FORWARD TRANSACTION FOURTH AMENDMENT, dated as of August 1, 2025 (the “Fifth Amendment”), is entered into by and between Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“Seller”) and Complete Solaria, Inc., a Delaware corporations, (domesticated from Freedom Acquisition I Corp.) (the “Company”). Together, the Seller and the Company are each referred to herein as a “Party” and together as the “Parties”. Capitalized terms not defined herein shall have the meanings assigned to such terms in the EPFT Contract (as defined below).

WHEREAS, Seller, Freedom Acquisition I Corp., a Cayman Islands exempted company (“FACT”) and Complete Solaria Inc., (f/k/a Complete Solaria Holding Corporation), a Delaware corporation (as the target) entered into that certain OTC Equity Prepaid Forward Transaction, dated as of July 13, 2023 (the “Original Agreement”) as amended by a first amendment between the Parties dated as of December 18, 2023 (“First Amendment”), a second amendment between the parties dated as of May 8, 2024 (“Second Amendment”), a third amendment between the Parties dated as of July 17, 2024 (“Third Amendment”) and a fourth amendment between the Parties dated as of July 25, 2025 (“Fourth Amendment”). Together, the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are referred to herein as the “EPFT Contract”;

Whereas, the Company and the Seller would like to further amend the EPFT Contract as set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Company and the Seller hereby agree to amend the following provisions of the EPFT Contract. All other terms and conditions in the EPFT Contract shall remain unchanged and continue in full force and effect.

1.	The Valuation Date provision shall be amended to read as follows:

“Valuation Date:	The earlier to occur of (a) July 17th, 2026, which is the date that is approximately three years after the date of the closing of the Business Combination (the date of the closing of the Business Combination, the “Closing Date”) pursuant to the Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “BCA”), by and among FACT, First Merger Sub, Second Merger Sub, Solaria and Target, (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price, provided that a Registration Statement (as defined below) was effective and available for the entire Measurement Period and remains continuously effective and available during the entire 90 day notice period.”

2.	The Settlement Amount Adjustment provision shall be amended to read as follows:

“Settlement Amount Adjustment:	An amount equal to the product of (1) the Number of Shares as of the Valuation Date multiplied by (2) $2.00. In the event the expected Settlement Amount determined by the VWAP Price over the 15 scheduled trading days ending on but excluding the Valuation Date exceeds the Settlement Amount Adjustment, the Settlement Amount Adjustment shall be deemed to be zero. In the event the Settlement Amount Adjustment exceeds the Settlement Amount, the Settlement Amount Adjustment shall be paid, at the option of Counterparty, in cash or Shares (such Shares, the “Maturity Shares”) (other than in the case of a Delisting Event, in which case the Settlement Amount Adjustment must be paid in cash). In the event that Counterparty is eligible to pay the Settlement Amount Adjustment using Maturity Shares, Counterparty will be deemed to have elected to pay the Settlement Amount Adjustment in Maturity Shares unless Counterparty notifies Seller no later than ten Local Business Days prior to the Valuation Date that Counterparty elects to pay the Settlement Amount Adjustment in cash. In the event the Settlement Amount Adjustment is paid in Maturity Shares then, on the Valuation Date, Counterparty shall deliver to Seller an initial calculation of the Maturity Shares equal to (a) the Settlement Amount Adjustment divided by (b) the volume weighted daily VWAP Price over the 15 scheduled trading days ending on but excluding the Valuation Date (the “Estimated Maturity Shares”). The total number of Maturity Shares to be delivered to Seller by Counterparty shall be based on the volume weighted daily VWAP Price over the Valuation Period (the “Final Maturity Shares”). On the Local Business Day following the end of the Valuation Period, (i) if the Final Maturity Shares exceeds the Estimated Maturity Shares, Counterparty shall deliver to Seller an additional number of Maturity Shares equal to such excess, and (ii) if the volume weighted daily VWAP Price over the Valuation Period multiplied by the Estimated Maturity Shares exceeds the Settlement Amount Adjustment, Seller shall deliver to Counterparty a cash amount equal to such excess. By no later than the start of the Valuation Period, all Maturity Shares shall be registered for resale by the Counterparty under an effective resale Registration Statement pursuant to the Securities Act under which Seller may sell or transfer the Shares and, subject to the receipt of Seller representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) Counterparty and its counsel, bear no restrictive legend; provided, however, that Counterparty shall not be able to pay the Settlement Amount Adjustment with Maturity Shares if following the issuance of the Maturity Shares, Seller’s ownership of Shares would exceed 9.9% ownership of the total Shares outstanding immediately after giving effect to such issuance unless Seller at its sole discretion waives such 9.9% ownership limitation. To the extent that a Delisting Event occurs during the Valuation Period, the VWAP Price for the remainder of the Valuation Period shall be deemed to be zero and any election to pay the Settlement Amount Adjustment with Maturity Shares will automatically revert to a requirement that the Settlement Amount Adjustment be paid in cash such that any further payment that is to be made of the Settlement Amount Adjustment as provided above shall be made by Seller in cash.”

3.	The Cash Settlement Payment Date provision shall be amended to read as follows:

“Cash Settlement Payment Date:	The tenth Local Business Day immediately following the last day of the Valuation Period. On the Cash Settlement Payment Date, if the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty shall remit to the Seller the difference between (i) the Settlement Amount Adjustment and (ii) the Settlement Amount. For the avoidance of doubt, the Settlement Amount is used solely as a calculation mechanism to determine any liability the Counterparty may owe to the Seller via the Settlement Amount Adjustment. Notwithstanding anything to the contrary herein, the Seller shall not be required to remit the Settlement Amount to the Counterparty or return any portion of the Prepayment Amount.”

4.	No Other Amendments. All other terms and conditions of the EPFT Contract (as amended by this Amendment and the Prior Amendments) shall remain in full force and effect and the EPFT Contract shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

5.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

6.	Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the EPFT Contract and, except as expressly modified and superseded by this Amendment, the terms and provisions of the EPFT Contract are ratified and confirmed and continue in full force and effect. All parties hereby agree that the EPFT Contract, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

7.	Most Favored Nation. In the event the Company enters into other similar agreements with any other investor before or after the execution of this Amendment in connection with the modification of the EPFT Contract, Company represents that the terms of such other similar agreements are not materially more favorable to such other investors thereunder than the terms of this Amendment are in respect to Seller. For the avoidance of doubt, Company acknowledges and agrees that no other provisions of the EPFT Contract are being modified in other similar agreements other than the provisions included herein, with such provisions not being modified in any different fashion in other similar agreements. In the event that another investor is afforded any more favorable terms pursuant to other similar agreements than Seller, Company shall inform Seller of such more favorable terms in writing within one business day, and Seller shall have the right to elect to have such more favorable terms included herein, in which case this Amendment shall automatically be amended to effect the same.

8.	THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

[the next page is the signature page]

In witness whereof, the undersigned have hereunto executed and delivered this Amendment as of August 4, 2025.

COMPANY:

COMPLETE SOLARIA, INC.

/s/ T.J. Rodgers
Name:	Dr. T.J. Rodgers
Title:	Chief Executive Officer

SELLER:

POLAR MULTI-STRATEGY MASTER FUND,
By its investment advisor,
Polar Asset Management Partners Inc.

/s/ Kirstie Ma
Name:	Kirstie Moore
Title:	Legal Counsel

/s/ Andrew Ma
Name:	Andrew Ma
Title:	Chief Compliance Officer

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